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                                                                  EXHIBIT (C)(1)

                          AGREEMENT AND PLAN OF MERGER


                            Dated as of June 16, 1997

                                      among


                           PARK-OHIO INDUSTRIES, INC.;


                           P O ACQUISITION CORPORATION


                                       and


                         ARDEN INDUSTRIAL PRODUCTS, INC.




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                                TABLE OF CONTENTS

ARTICLE I       DEFINITIONS................................................  1
         1.1    Definitions................................................  1
         1.2    Other Terms................................................  6
         1.3    Other Definitional Provisions..............................  6

ARTICLE II      THE TENDER OFFER...........................................  7
         2.1    Tender Offer...............................................  7

ARTICLE III     THE MERGER................................................. 10
         3.1    Merger..................................................... 10
         3.2    Closing.................................................... 10
         3.3    Effective Time............................................. 10
         3.4    Effects of the Merger...................................... 10
         3.5    Articles of Incorporation and Bylaws....................... 10
         3.6    Directors.................................................. 11
         3.7    Officers................................................... 11
         3.8    Board of Directors; Committees............................. 11

ARTICLE IV      EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES......... 12
         4.1    Effect on Capital Stock.................................... 12
         4.2    Exchange of Certificates................................... 12

ARTICLE V       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............. 15
         5.1    Organization, Standing and Corporate Power................. 15
         5.2    Subsidiaries............................................... 15
         5.3    Capitalization............................................. 15
         5.4    Authority; Enforceability; No Conflicts; and Consents...... 16
         5.5    Vote Required.............................................. 17
         5.6    Compliance with Applicable Laws............................ 17
         5.7    Company SEC Documents; Undisclosed Liabilities............. 18
         5.8    Absence of Changes or Events............................... 19
         5.9    Litigation................................................. 20
         5.10   Taxes...................................................... 20
         5.11   Employee Benefits.......................................... 22
         5.12   Title to Properties........................................ 25
         5.13   Insurance.................................................. 25
         5.14   Labor Matters.............................................. 25



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         5.15   Intellectual Property...................................... 25
         5.16   No Restrictions on the Offer or the Merger................. 27
         5.17   Dispositions............................................... 27
         5.18   Brokers and Intermediaries................................. 27
         5.19   Opinion of Financial Advisor............................... 27
         5.20   Transactions With Affiliates............................... 27
         5.21   Business Relations......................................... 28

ARTICLE VI      REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND
                MERGER SUB................................................. 28
         6.1    Organization, Standing and Corporate Power................. 28
         6.2    Authority; Enforceability; No Conflicts and Consents....... 28
         6.3    Brokers.................................................... 30
         6.4    Ownership of Shares........................................ 30
         6.5    Financing.................................................. 30

ARTICLE VII     COVENANTS RELATING TO CONDUCT OF BUSINESS.................. 30
         7.1    Conduct of Business of the Company......................... 30
         7.2    Access to Information...................................... 33

ARTICLE VIII    ADDITIONAL AGREEMENTS...................................... 34
         8.1    Preparation of Proxy Statement; Shareholders' Meeting...... 34
         8.2    Efforts; Notification...................................... 36
         8.3    Supplemental Disclosure.................................... 37
         8.4    Announcements.............................................. 37
         8.5    No Solicitation............................................ 37
         8.6    Stock Options.............................................. 39
         8.7    Transfer Taxes............................................. 39
         8.8    Directors and Officers' Indemnification and Insurance...... 40

ARTICLE IX      CONDITIONS PRECEDENT....................................... 41
         9.1    Conditions to Each Party's Obligation to Effect the Merger. 41
         9.2    Conditions of Obligations of Acquiror...................... 42

ARTICLE X       TERMINATION................................................ 43
         10.1   Termination................................................ 43
         10.2   Effect of Termination...................................... 46
         10.3   Termination Fee............................................ 46

ARTICLE XI      GENERAL PROVISIONS......................................... 46
         11.1   Effectiveness of Representations, Warranties and Agreements 46


                                       ii

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         11.2    Expenses................................................... 46
         11.3    Governing Law.............................................. 47
         11.4    Notices.................................................... 47
         11.5    Entire Agreement........................................... 48
         11.6    Disclosure Schedule........................................ 48
         11.7    Headings; References....................................... 48
         11.8    Counterparts............................................... 49
         11.9    Parties in Interest; Assignment............................ 49
         11.10   Severability; Enforcement.................................. 49
         11.11   Acquiror Guarantee......................................... 49

ANNEX A  ................................................................... 51


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                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER, dated as of June 16, 1997, among Park-Ohio Industries, Inc. an Ohio corporation ("Acquiror"), P O Acquisition Corporation, a Minnesota corporation and wholly-owned subsidiary of Acquiror ("Merger Sub"), and Arden Industrial Products, Inc., a Minnesota corporation (the "Company")

                              W I T N E S S E T H:

         WHEREAS, the boards of directors of Acquiror and the Company have approved, and deem it advisable and in the best interests of their respective shareholders to consummate the acquisition of the Company by Acquiror upon the terms and subject to the conditions set forth herein;

         WHEREAS, it is intended that the acquisition be accomplished by a merger of Merger Sub with and into the Company ("Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"); and

         WHEREAS, Acquiror, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS
                                   -----------

         1.1 DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings set forth below:

         "Acquisition Proposal" shall have the meaning set forth in Section 8.5(c).

         "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such other Person.

         "Applicable Laws" shall mean, with respect to any Person, all statutes, laws, ordinances, rules, orders, judgments, decrees, arbitration awards and regulations of any Governmental Authority applicable to such Person and its business, properties and assets.

         "Articles of Merger" shall have the meaning set forth in Section 3.3.



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         "Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

         "Certificates" shall have the meaning set forth in Section 4.2 (b).

         "Closing" shall have the meaning set forth in Section 3.2.

         "Closing Date" shall have the meaning set forth in Section 3.2.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, the regulations promulgated thereunder, and the judicial and administrative interpretations thereof.

         "Company Common Stock" shall have the meaning set forth in Section 4.1(b).

         "Company Disclosure Schedule" shall have the meaning set forth in
Section 11.6.

         "Company Representatives" shall have the meaning set forth in Section 8.5.

         "Company SEC Documents" shall have the meaning set forth in Section
5.7.

         "Company Shareholder Approval" shall have the meaning set forth in
Section 5.4(a).

         "Company Shareholders' Meeting" shall have the meaning set forth in
Section 8.1(d).

         "Confidentiality Agreement" shall have the meaning set forth in Section 7.2.

         "Dissenting Shares" shall have the meaning set forth in Section 4.2(d).

         "DOJ" shall mean the Department of Justice.

         "Effective Time" shall have the meaning set forth in Section 3.3.

         "Employee Benefit Plans" shall have the meaning set forth in Section 5.11(a).

         "Encumbrances" shall mean any and all mortgages, security interests, liens, claims, pledges, restrictions, leases, title exceptions, rights of others, charges or other encumbrances.

         "Environmental Laws" shall mean all applicable United States, foreign, state, provincial, and local laws, regulations, ordinances or orders relating to the protection of the environment, including but not limited to the Clean Air Act, 42 U.S.C. Section 7401 et. seq., the Clean Water Act ("CWA"), 33 U.S.C.
Section 1251 et. seq., the Resource Conservation Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et. seq., the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 et. seq., the Comprehensive

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Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.
Section 9601 et. seq., the Hazardous Materials Transportation Act, 49 U.S.C.
Section 1801 et. seq., any administrative or judicial judgment, order or decree; and any other state, federal or local law, regulation, rule, ordinance or order, currently in existence which govern:

         (a) the existence, cleanup and/or remedy of contamination on property;

         (b) the emission or discharge of Hazardous Substances into the environment;

         (c)        the control of hazardous waste;

         (d) the use, generation, transport, treatment, storage, disposal, removal or recovery of Hazardous Substances, including building materials; or

         (e)        the protection of health and safety.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the applicable regulations promulgated thereunder.

         "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that is part of the same controlled group, or under common control with, or part of an affiliated service group that includes, the Company within the meaning of Code Sections 414(b), (c), (m) or (o) and the regulations promulgated thereunder and/or ERISA Section 4001(a)(14).

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Exchange Agent" shall have the meaning set forth in Section 4.2(a).

         "Exchange Fund" shall have the meaning set forth in Section 4.2(a).

         "FTC" shall mean the Federal Trade Commission.

         "GAAP" shall mean generally accepted accounting principles in effect in the United States of America as of the date of the applicable determination.

         "General Disclosure Schedule" shall have the meaning set forth in
Article V.

         "Governmental Authority" shall mean any foreign, Federal, state, municipal or other governmental authority, department, commission, board, bureau, agency or instrumentality.

         "Hazardous Substances" shall mean


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         (a)        any oil, flammable substances, explosives, radioactive
                    materials, hazardous wastes or substances, toxic wastes or substances or any other wastes, materials, conditions or pollutants which (1) pose a hazard to the environment or to persons on or about the Real Property or (2) cause the Real Property to be in violation of any Environmental Law;

         (b) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls, or radon gas;

         (c) any chemical, material or substance defined as, or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," or "toxic substances" or words of similar import under any applicable local, state or federal law or under the regulations adopted pursuant thereto, including but not limited to Environmental Laws;

         (d) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by a governmental authority.

         "HSR Act" shall have the meaning set forth in Section 5.4(c).

         "Improvements" shall mean, with respect to any Real Property, all buildings, fixtures, improvements and facilities located on or attached to such Real Property or owned or leased by the Company and used in, on or at such Real Property, together with any and all loading docks, parking lots, garages, and other facilities serving any such buildings; and landscaping and site improvements.

         "IRS" shall mean the United States Internal Revenue Service.

         "Legal Proceedings" shall mean any civil or criminal judicial, administrative or arbitral actions, suits, proceedings, hearings (public or private) or governmental proceedings.

         "Material Adverse Effect" shall mean, with respect to any Person, any change, occurrence or effect that is or is reasonably likely to be materially adverse to the assets, business, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries taken as a whole.

         "MBCA" shall mean the Minnesota Business Corporation Act.

         "Merger" shall have the meaning set forth in the second recital to this Agreement. "Merger Consideration" shall have the meaning set forth in Section 4.1(b).


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         "Offer" shall have the meaning set forth in Section 2.1(a).

         "Options" shall have the meaning set forth in Section 8.6.

         "Permits" shall have the meaning set forth in Section 5.6(a).

         "Permitted Encumbrances" shall mean only the following title exceptions:

         (a)        taxes either not delinquent or being diligently contested;

         (b) mechanics', materialmen's or similar statutory liens being diligently contested;

         (c) other exceptions that do not and would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company;

         (d) encumbrances related to indebtedness disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement, and

         (e) encumbrances related to indebtedness other than described in the preceding clause (d) described in the General Disclosure Schedule.

         "Person" shall mean an individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

         "Proxy Statement" shall mean the proxy or information statement relating to the Company Shareholder Approval in connection with the consummation of the transactions contemplated by this Agreement, as such proxy statement may be amended or supplemented from time to time.

         "Real Property" shall have the meaning set forth in Section 5.12.

         "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, placing, discharging, injecting, escaping, leaching, dumping, or disposing into the environment, whether intentional or unintentional.

         "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "SEC" shall mean the Securities and Exchange Commission.

         "Short Form Merger" shall have the meaning set forth in Section 8.1(e).

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         "Subsidiary" shall mean, with respect to any Person, (i) each corporation, partnership, joint venture, limited liability company or other legal entity of which such Person owns, either directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity and
(ii) each partnership or limited liability company in which such Person or another Subsidiary of such Person is the general partner, managing partner or otherwise controls.

         "Surviving Corporation" shall have the meaning set forth in the second recital of this Agreement.

         "Tax" or "Taxes" shall mean all taxes, charges, fees, imposts, levies, assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any transferee liability in respect of Taxes, any liability in respect of Taxes imposed by contract, tax sharing agreement, tax indemnity agreement or any similar agreement.

         "Tax Return" shall mean any report, return, document, declaration or any other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including without limitation, information returns, any document with respect to or accompanying payments or estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return document, declaration or other information.

         "Third Party" shall mean a party or parties unaffiliated with either the Company or Acquiror.

         1.2 OTHER TERMS. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

         1.3 OTHER DEFINITIONAL PROVISIONS.

         (a) The words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

         (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

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         (c)        The terms "dollars" and "$" shall mean United States
                    dollars.


                                   ARTICLE II

                                THE TENDER OFFER
                                ----------------

         2.1 TENDER OFFER.

         (a) Provided that this Agreement shall not have been terminated in accordance with Article X hereof and none of the events set forth in Annex A hereto shall have occurred or be existing (or, if any of such events has occurred or is existing, shall not have been waived in writing by Merger
                    Sub), within fifteen business days of the date hereof, Merger Sub will commence a tender offer (the "Offer") for all of the outstanding shares of Company Common Stock at a price of $6.00 per share in cash, net to the seller ("Offer Price"), subject only to the conditions set forth in Annex A hereto. Subject to the terms and conditions of the Offer, which conditions may be waived by Merger Sub in its sole discretion, Merger Sub will accept for payment and promptly pay for all shares of Company Common Stock duly tendered and not withdrawn pursuant to the Offer at the earliest time following expiration of the Offer that all conditions to the Offer shall have been satisfied or waived by Merger Sub. The obligation of Merger Sub to commence the Offer shall be subject only to the conditions set forth in Annex A hereto and the obligation of Merger Sub to accept for payment, purchase and pay for Company Common Stock tendered pursuant to the Offer shall be subject only to such conditions, and to the further condition that a number of Company Common Stock representing not less than 50.1% of the combined voting power of the voting securities of the Company on a fully diluted basis shall have been validly tendered and not withdrawn prior to the expiration date of the Offer. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement and the conditions set forth in Annex A hereto. Without the written consent of the Company, Merger Sub shall not decrease the Offer Price, change the number of shares of Company Common Stock sought to an amount less than 50.1% of the outstanding shares of Company Common Stock, change the form of consideration to be paid pursuant to the Offer or impose conditions to the Offer in addition to those set forth in Annex A hereto, or amend any other term or condition of the Offer in any manner, except as may be required pursuant to the SEC's rules with respect to the extension of time periods, which is adverse to the holders of shares of Company Common Stock; provided, however, that if on a scheduled expiration date of the Offer (as it may be extended in accordance with the terms hereof), all conditions to the

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                    Offer shall not have been satisfied or waived, the Offer may be extended from time to time without the consent of the Company for such period of time as is reasonably expected to be necessary to satisfy the unsatisfied conditions and provided further that if as of a scheduled expiration date all of the conditions to the Offer have been satisfied and in excess of 80% but less than 90% of the outstanding shares of Company Common Stock have been tendered, Merger Sub may extend the Offer up to an additional ten business days.

         (b) Acquiror and Merger Sub shall file with the SEC on the date the Offer is commenced a Tender Offer Statement on Schedule 14D-1 with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-1") which will include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement. The Company's Board of Directors shall recommend acceptance of the Offer to its shareholders in a Solicitation/Recommendation Statement on
                    Schedule 14D-9 (the "Schedule 14D-9") to be filed with the SEC on the date the Offer is commenced; provided, however, that if the Company's Board of Directors determines to amend or withdraw its recommendation in accordance with Section
                    8.5 hereof, such amendment or withdrawal shall not constitute a breach of this Agreement. Acquiror and Merger Sub represent that the Schedule 14D-1, and the Company represents that the Schedule 14D-9, will comply in all material respects with the provisions of applicable federal and Minnesota securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Acquiror or Merger Sub with respect to information supplied by the Company in writing for inclusion in the Schedule 14D-1. The information supplied by the Company for inclusion in the Schedule 14D-1 will not, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the information supplied by Acquiror and Merger Sub for inclusion in the Schedule 14D-9 will not, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except

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                    that no representation is made by the Company with respect to information supplied by Acquiror or Merger Sub in writing for inclusion in the Schedule 14D-9. Each of Acquiror and Merger Sub further agrees to take all steps necessary to cause the Schedule 14D-1, and the Company agrees to take all steps necessary to cause the Schedule 14D-9, to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. Each of Acquiror and Merger Sub, on the one hand, and the Company, on the other hand, agrees promptly to correct any information in the Schedule 14D-1 or Schedule 14D-9, as applicable, if and to the extent that it shall have become false or misleading in any material respect, and Acquiror, Merger Sub and the Company further agree to take all steps necessary to cause the Schedule 14D-1 or Schedule 14D-9, as applicable, as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel and investment advisers shall be given the opportunity to review the Schedule 14D-1 before it is filed with the SEC and Acquiror and its counsel shall be given the opportunity to review the Schedule 14D-9 before it is filed with the SEC. In addition, Acquiror and the Company agree to provide each other and its counsel in writing with any comments it or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-1 or Schedule 14D-9, as applicable, promptly after the receipt of such comments.

         (c) The Schedule 14D-9 shall set forth, and Company hereby represents, that (a) the Board of Directors of Company has at a meeting duly called and held and at which a quorum was present and acting throughout, by the requisite vote of all directors present, (i) determined that the Offer and the Merger are in the best interests of Company and its shareholders, (ii) approved the Offer, this Agreement and the Merger, and (iii) subject to the fiduciary duties of the Board of Directors, recommended acceptance of the Offer and approval and adoption of this Agreement and the Merger by the holders of shares of Company Common Stock.

         (d) In connection with the Offer, the Company will cause its Transfer Agent to furnish promptly to Merger Sub a list, as of the most recent available date, of the record holders of shares of Company Common Stock and their addresses, as well as mailing labels containing the names and addresses of all record holders of shares of Company Common Stock and lists of security positions of shares of Company Common Stock held in stock depositories. The Company will furnish Merger Sub with such additional information (including, but not limited to, updated lists of holders of shares of Company

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



                    Common Stock and their addresses, mailing labels and lists of security positions) and such other assistance as Acquiror or Merger Sub or their agents may reasonably request in communicating the Offer to the record and beneficial holders of shares of Company Common Stock.


                                   ARTICLE III

                                   THE MERGER
                                   ----------

         3.1 MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCA, Merger Sub shall be merged with and into Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation and shall continue to be governed by the laws of the State of Minnesota in accordance with the MBCA and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

         3.2 CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 10.1, the closing of the Merger (the "Closing") will take place at 9:00 a.m., Cleveland time, on the later of the first Business Day following the date on which the last of the conditions set forth in Article IX is fulfilled or waived or July 25, 1997 (the "Closing Date"), at the offices of Squire, Sanders & Dempsey L.L.P., 4900 Key Tower, 127 Public Square, Cleveland, Ohio 44114-1304, unless another date, time or place is agreed to by the parties hereto.

         3.3 EFFECTIVE TIME. On the Closing Date, or as soon as practicable thereafter, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger (the "Articles of Merger") executed in accordance with the relevant provisions of the MBCA with the Secretary of State of the State of Minnesota. The Merger shall become effective at such time as the Articles of Merger is so duly filed or at such time thereafter as is provided in the Articles of Merger (the "Effective Time").

         3.4 EFFECTS OF THE MERGER. The Merger shall have the effects as set forth in Section 302A.641 of the MBCA.

         3.5 ARTICLES OF INCORPORATION AND BYLAWS.

         (a) The Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation after the Effective Time, until duly amended in accordance with its terms and the MBCA.


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



         (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation after the Effective Time until duly amended as provided therein, by the MBCA or the Articles of Incorporation of the Surviving Corporation.

         3.6 DIRECTORS. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignations or removal or until their respective successors are duly elected and qualified, as the case may be.

         3.7 OFFICERS. The officers of the Company immediately prior to the Effective Time shall remain the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         3.8 BOARD OF DIRECTORS; COMMITTEES. If requested by Acquiror, the Company will, subject to compliance with applicable law and promptly following the purchase by Merger Sub of more than 50 percent of the outstanding Company Common Stock pursuant to the Offer, take all actions necessary to cause persons designated by Acquiror to become directors of the Company so that the total number of such persons equals that number of directors, rounded up to the next whole number, which represents the product of (x) the total number of directors on the Board of Directors multiplied by (y) the percentage that the number of shares of Company Common stock so accepted for payment bears to the number of shares of Company Common Stock outstanding at the time of such acceptance for payment. In furtherance thereof, the Company will increase the size of the Board, or use its reasonable efforts to secure the resignation of directors, or both, as is necessary to permit Acquiror's designees to be elected to the Company's Board of Directors; provided, however, that prior to the Effective Time, the Company's Board of Directors shall always have at least three members who are neither officers of Acquiror nor designees, shareholders or affiliates of Acquiror. At such time, the Company, if so requested, will use its reasonable efforts to also cause persons designated by Acquiror to constitute the same percentage of each committee of the Board of Directors. The Company's obligations to appoint designees to the Board of Directors shall be subject to
Section 14(f) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 14f-1 thereunder. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this
Section 3.8 and shall provide for inclusion in Acquiror's Schedule 14D-1 being mailed to shareholders contemporaneously with the commencement of the Offer such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 3.8. Acquiror will supply the Company and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. Notwithstanding anything in this Agreement to the contrary, prior to the Effective Time, the affirmative vote of a majority of the directors of the Company which are not officers of

Acquiror or designees, shareholders of affiliates of Acquiror shall be required to (i) amend or terminate this Agreement on behalf the Company, (ii) exercise or waive any of the Company's rights or remedies hereunder, (iii) extend the time for performance of Merger Sub's obligations hereunder or (iv) take any other action by the Company in connection with this Agreement required to be taken by the Board of Directors.


                                   ARTICLE IV

                  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
                  --------------------------------------------
             THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
             ------------------------------------------------------

         4.1 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or the holder of any shares of the capital stock of Merger Sub, the Merger shall have the following effects on such shares of capital stock:

         (a) Capital Stock of Merger Sub. Each share of the capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of Company Common Stock.

         (b) Conversion of Company Common Stock. Each share of Common Stock, par value $0.01 per share ("Company Common Stock"), of the Company, issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares, if any), shall be converted into the right to receive $6.00 net to seller in cash without interest (the "Merger Consideration"). All such shares, by virtue of the Merger, shall no longer be outstanding and shall be canceled and retired and shall cease to exist.

         (c) No Rights as Shareholders After Effective Time. On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock shall cease to have any rights as shareholders of the Company except the right to receive the consideration set forth in this Article IV for each such share held by them or, if applicable, payments due to holders of Dissenting Shares, if any, in accordance with Section 4.2(d).

         4.2 EXCHANGE OF CERTIFICATES.

         (a) Exchange Agent. Prior to the Effective Time, Acquiror shall designate a bank or trust company to act as exchange agent in the Merger which shall be reasonably satisfactory to the Company (the "Exchange Agent"), and Acquiror shall make available to the Exchange Agent for the benefit of the holders of shares of Company Common Stock for exchange in accordance with this Article IV, through the Exchange Agent, the Merger Consideration deliverable pursuant to Section 4.1(b) in exchange for outstanding shares of Company Common Stock (the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration deliverable pursuant to Section 4.1(b) out of the Exchange Fund upon the holder's satisfaction of the exchange procedures set forth in subsection (b) below.

         (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Acquiror shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Acquiror reasonably may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other customary documents as may be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor payment evidencing the Merger Consideration, less any required tax withholdings, and the Certificates so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the amount payable upon the surrender of any such Certificate. If payment is to be made to a person other than the registered holder of the Certificate surrendered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Exchange Agent that such tax has been paid or is not applicable. One hundred and eighty days following the Effective Time, the Surviving Corporation shall be entitled to cause the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Exchange Agent which have not been disbursed to holders of Certificates formerly representing Company Common Stock outstanding on the Effective Time or Options outstanding, and thereafter such holders shall be entitled to look to the Surviving Corporation only as general creditors thereof with respect to the cash payable upon due surrender of their Certificates. The Surviving

                    Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of cash for Company Common Stock.

         (c) Transfer Books. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates for such shares of Company Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Section 4.2 subject to the satisfaction of the exchange procedures set forth above and the MBCA in the case of Dissenting Shares.

         (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock which immediately prior to the Effective Time are held by shareholders who have properly exercised and perfected appraisal rights under Section 302A.473 of the MBCA (the "Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration, but the holders of Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 302A.473 of the MBCA; provided, however, that if any such holder shall have failed to perfect or shall withdraw or lose his right to appraisal and payment under the MBCA, such holder's shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares of Company Common Stock shall no longer be Dissenting Shares. The Company shall give Acquiror notice of any Dissenting Shares and Acquiror shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Acquiror, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment.

         (e) No Liability. None of Company, Acquiror or Merger Sub shall be liable to any holder of shares of Company Common Stock for such cash that has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                  ---------------------------------------------

         The Company hereby represents and warrants to Acquiror and Merger Sub that except as set forth in the schedules referred to herein or in a separate general schedule (the "General Disclosure Schedule"):

         5.1 ORGANIZATION, STANDING AND CORPORATE POWER. The Company is a corporation duly organized and validly existing and is in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualifications or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect on the Company. The Company has delivered to Acquiror complete and correct copies of the Articles of Incorporation and bylaws, or similar organizational documents, of the Company, in each case as amended to the date of this Agreement, all of which are in full force and effect.

         5.2 SUBSIDIARIES. The Company has no Subsidiaries.

         5.3 CAPITALIZATION. The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and no shares of preferred stock. As of June 10, 1997, (i) 6,989,456 of Company Common Stock were issued and outstanding, and (ii) 815,459 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Options. Except as set forth above, no shares of common stock or other voting or equity securities of the Company are reserved for issuance. Except as set forth in Schedule 5.3, there are no outstanding stock appreciation rights and there are no other outstanding contractual rights the value of which is derived from the financial performance of the Company or the value of shares of Company Common Stock. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above there are no outstanding securities, options, warrants, calls, rights, commitments, subscriptions, agreements, voting trusts, arrangements or undertakings of any kind to which the Company is a party or by which the Company is bound, obligating the Company to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock or other voting or equity securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking or to vote any such security. Except as set forth on Schedule 5.3, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

         5.4 AUTHORITY; ENFORCEABILITY; NO CONFLICTS; AND CONSENTS.

         (a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Company Shareholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the consummation of the Merger, to adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the "Company Shareholder Approval"), at a special meeting of the holders of Company Common Stock. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding obligations of Acquiror and Merger Sub, constitutes the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

         (b) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or cause loss of a material benefit under, or result in the creation or maturation of any Encumbrance or purchase right upon any of the properties or assets of the Company under,
                    (i) the Articles of Incorporation or Bylaws of the Company,
                    (ii) other than severance agreements, severance plans and employment agreements disclosed in the Company SEC Documents, the Options or as set forth in Schedule 5.4 and subject to the governmental filings and other matters referred to in Section 5.4(c), any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, arrangement, obligation, instrument, concession, franchise, permit or license applicable to the Company or its properties or assets or (iii) subject to the governmental filings and other matters referred to in Section 5.4(c), any judgment, order, award, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, other than, in the case of clauses
                    (ii) or (iii), any such conflicts, violations, defaults, rights or liens that individually or in the aggregate would not (X) have a Material Adverse Effect on the Company, (Y) impair, in any material respect, the ability of the Company to perform its obligations under this Agreement or (Z) prevent or significantly delay the consummation of any of the transactions contemplated by this Agreement.

         (c) No consent, approval, order, permit or authorization of, or registration, declaration or filing with, any Governmental Authority is required by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) as required by the Exchange Act and Chapter 80B of the Minnesota Statutes, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, (X) have a Material Adverse Effect on the Company, (Y) impair, in any material respect, the ability of the Company to perform its obligations under this Agreement or (Z) prevent or significantly delay the consummation of the transactions contemplated by this Agreement.

         5.5 VOTE REQUIRED. The Company Shareholder Approval is the only vote of the holders of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

         5.6 COMPLIANCE WITH APPLICABLE LAWS.

         (a) The Company has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights, including all authorizations under Environmental Laws ("Permits"), necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted other than such Permits the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and there has occurred no default under any such Permit other than such defaults which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement and the General Disclosure Schedule, the Company is in compliance with all Applicable Laws, except for such noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. No investigation or review by any Governmental Authority concerning any such possible noncompliance by the Company is pending or, to the knowledge of the Company, threatened.

         (b) The Company is, and has been, in compliance with all applicable Environmental Laws, except as set forth on
                    Schedule 5.6 and except for such noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

         (c) There have been no Releases of Hazardous Substances in, on, under or affecting any properties currently or formerly owned, operated, or leased by the Company in violation of, or as would reasonably be anticipated to result in liability under, applicable Environmental Laws, and the Company has not disposed of any Hazardous Substances or any other substance in a manner that has led to, or could reasonably be anticipated to lead to, a Release in violation of applicable Environmental Laws except, in each case, as disclosed on Schedule 5.6.

         5.7        COMPANY SEC DOCUMENTS; UNDISCLOSED LIABILITIES.

         (a) The Company has delivered to Acquiror each registration statement, schedule, report, proxy statement or information statement prepared by it since it became obligated to file with the SEC, including, without limitation, (i) the Company's Annual Reports on Form 10-K (ii) the Company's Quarterly Reports on Form 10-Q and periodic Reports on Form 8-K and (iii) the Company's Proxy Statements, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively together with any similar documents or documents filed by the Company with the SEC pursuant to the terms hereof, the "Company SEC Documents") which documents are all filings required to be made by the Company during such period. As of their respective dates,
                    (i) the Company SEC Documents (including any financial statements filed as a part thereof or incorporated by reference therein) complied, and any Company SEC Documents filed with the SEC subsequent to the date hereof will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, to such Company SEC Documents, and (ii) none of the Company SEC Documents contained or will contain at the time of filing any untrue statement of a material fact or omitted or will omit at the time of filing to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the balance sheets included in or incorporated by reference into the Company SEC Documents (including the related notes and schedules) fairly presents the financial position of the Company as of its date and each of the statements of income, of shareholders' equity and of cash flows included in or incorporated by reference into the Company SEC Documents (including the related notes and schedules) fairly presents the results of operations, retained earnings and cash flows, as the case may be, of the Company for the periods set forth therein (subject to, in the case of unaudited statements, normal year-end audit adjustments which will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. Other than the Company SEC Documents, the Company has not filed any other definitive reports or statements with the SEC between June 30, 1996 and the date hereof.

         (b) Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement or in the Company Disclosure Schedule, the Company does not have any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise)
                    (i) required by GAAP to be reflected on a balance sheet of the Company or in the notes, exhibits or schedules thereto (except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since March 31, 1997) or (ii) which reasonably could be expected to have a Material Adverse Effect on the Company.

         5.8 ABSENCE OF CHANGES OR EVENTS. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement or as set forth in the Company Disclosure Schedule or permitted by Section 7.1 of this Agreement, since March 31, 1997, the Company has conducted its business only in the ordinary course, and there has not been (i) any change or occurrence (other than those which relate to the industries the Company operates in generally or the economy in general) which resulted in or is reasonably likely to have a Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the Company Common Stock, (iii) any issuance of any shares of Company Common Stock or other capital stock of the Company or any securities convertible into or exchangeable or exercisable for capital stock of the Company, (iv) any split, combination or reclassification of any of the capital stock of the Company or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock of the Company, (v) (X) any granting by the Company to any director or officer of the Company of any increase in compensation, except as required under employment agreements, (Y) any granting by the Company to any such person of any increase in severance or termination pay, except as disclosed in Schedule 5.8 or, (Z) any entry by the Company into any employment, severance or termination agreement with any such person, (vi) other than those listed on Schedule 5.8, any acquisition of or commitment to purchase or build any property or project involving an expenditure in excess of $1 million in the aggregate, (vii) any damage, destruction or loss not covered by insurance, that has or reasonably could be expected to have a Material Adverse Effect on the Company or (viii) any change in accounting methods, principles or practices by the Company affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP.

         5.9 LITIGATION. Except as disclosed in Schedule 5.9 or in the Company SEC Documents filed and publicly available prior to the date of this Agreement, there are no Legal Proceedings pending against the Company or, to the knowledge of the Company, threatened that, individually or in the aggregate, could reasonably be expected to (i) have a Material Adverse Effect on the Company, or
(ii) prevent, or significantly delay, the consummation of the transactions contemplated by this Agreement. Except as disclosed in Schedule 5.9 or as set forth in the Company SEC Documents filed and publicly available prior to the date of this Agreement, there is no judgment, order, injunction or decree of any Governmental Authority outstanding against the Company.

         5.10 TAXES. Except as disclosed in Schedule 5.10:

         (a) The Company, and each affiliated group (as defined in Section 1504(a) of the Code without regard to the limitations of Section 1504(b) of the Code) of which the Company is or has ever been a member, has timely filed all Federal income Tax Returns and all other material Tax Returns and reports required to be filed by it, and such Tax Returns and reports are complete and accurate in all material respects. The Company is entitled to file and be included in a federal income tax return in accordance with the requirements therefor prescribed in the Code. The Company has paid all taxes shown due on such Tax Returns. The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company for all taxable periods and portions thereof through the date of such financial statements.

         (b) No material deficiencies for any Taxes and no deficiencies for any federal or state income taxes have been proposed, asserted or assessed against the Company that have not been fully paid or adequately provided for in the appropriate financial statements of the Company, no requests for waivers or extensions of the time to assess any Taxes are pending, and no such waivers or extensions have been agreed to by the Company. No material issues relating to Taxes have been raised in writing by the relevant taxing authority during any presently pending audit or examination, and no representative of the Company has any knowledge or information that any relevant taxing authority is contemplating raising any such material issue relating to Taxes.

         (c) No liens for Taxes exist with respect to any assets or properties of the Company, except for statutory liens for Taxes not yet due.

         (d) The Company is not a party to or obligated under any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

         (e) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) none of Acquiror, Merger Sub, the Company or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment to an individual employed by the Company who is a "disqualified individual", that would be characterized as an "excess parachute payment" (as such terms are defined in Section 280G of the Code) without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future; and the Company otherwise has not made or has or will not become obligated to make any such payment.

         (f) The Company has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes. No tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

         (g) No Federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Federal income or material state, local or foreign Taxes or Tax Returns of the Company and the Company has not received a written notice of any material pending audit or proceeding, nor does the Company or any representative of the Company have any knowledge or information that any such audit or proceeding is contemplated by any relevant taxing authority.

         (h) The Company has not agreed or is required to make any adjustment under Section 481(a) of the Code.

         (i) The Company has not, with regard to any assets or property held or acquired by it, filed a consent to the application of Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company.

         (j) No property owned by the Company (i) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; (ii) constitutes "tax exempt use property" within the meaning of
                    Section 168(h)(1) of the Code; or (iii) is "tax exempt bond financed property" within the meaning of Section 168(g) of the Code.

         (k) The Company has never been a member of an affiliated group of corporations within the meaning of section 1504 of the Code.

         (l) The Company is not and has not been a party to any joint venture, partnership, limited liability company, or any other arrangement or contract that could be treated as a partnership for purposes of any Tax.

         (m) All material elections with respect to Taxes affecting the Company are set forth in Schedule 5.10.

         (n) The Company does not have and has not had a "permanent establishment" in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country.

         5.11 EMPLOYEE BENEFITS.

         (a) Schedule 5.11(a) contains a complete and accurate list of all pension, retirement, savings, disability, medical, dental, health, life (including without limitation any individual life insurance policy under which any employee, former employee, officer or director of Company is the named insured and as to which Company makes premium payments, whether or not Company is the owner, beneficiary or both of such policy), death benefit, group insurance, profit-sharing, deferred compensation, stock option, stock purchase, bonus, incentive, vacation pay, holiday pay, severance pay, personal leave, employee discounts, perquisites, educational benefit or similar programs, or other employee benefit plan, trust, arrangement, contract, agreement, policy or commitment (including, without limitation, any pension plan as defined in Section 3(2) of ERISA ("Pension Plan"), any multiemployer plan within the meaning of Sections 4001 and 3(37) of ERISA ("Multiemployer Plan") and any welfare plan as defined in Section 3(1) of ERISA ("Welfare Plan")), whether or not any of the foregoing is funded or insured and whether written or oral now or heretofore maintained, or contributed to, by the Company or any ERISA Affiliate for the benefit of any current or former employee, director or officer of the Company (the "Employees") or other Persons (all of the foregoing being herein called the "Employee Benefit Plans"). Except as set forth in Schedule 5.11(a), neither the Company nor any of its ERISA Affiliates has any formal plan to create any additional material Employee Benefit Plan or to modify or change any existing Employee Benefit Plan in a material respect.

         (b) Except as set forth in Schedule 5.11(b), each Employee Benefit Plan has been operated and administered in all respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, and the Code, and all filings, disclosures and notices required by ERISA or the Code (including notices under Section 4980B of the Code) have been timely made. Each Pension Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to the plan and trust documents and all amendments thereto prior to the expiration of the applicable remedial amendment period for such Employee Benefit Plan, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Except as set forth in
                    Schedule 5.11(b), there is no pending or, to the best knowledge of the Company, threatened legal action, suit or claim relating to the Employee Benefit Plans. The Company has not engaged in a transaction with respect to any Employee Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would reasonably be expected to subject the Company to a tax or penalty imposed by either Section 4975 of the Code or
                    Section 502(i) of ERISA.

         (c) No liability to the Pension Benefit Guaranty Corporation (the "PBGC") or otherwise with respect to the termination of a plan under Title IV of ERISA has been or is expected to be incurred by the Company or any ERISA Affiliate with respect to any Pension Plan that is an ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, other than liability for payment of PBGC premiums. The Company and its ERISA Affiliates do not have any liability for and do not expect to incur any withdrawal liability with respect to any Multiemployer Plan under Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate) or any liability in connection with the reorganization or termination of any Multiemployer Plan. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Employee Benefit Plan or by any ERISA Affiliate Plan within the 12-month period ending on the date hereof. The PBGC has not instituted proceedings to terminate any Pension Plan and, to the Company's knowledge, no condition exists that presents a material risk that such proceedings will be instituted.

         (d) To the best knowledge of the Company, (i) all contributions required to be made under the terms of any Employee Benefit Plan or any collective bargaining agreement have been timely made or properly reflected on the books of the Company. To the best knowledge of the Company, (i) no

                    Pension Plan has or reasonably expects to have an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA; and (ii) all required payments to the PBGC with respect to each Pension Plan have been made on or before their due dates. Neither the Company nor any ERISA Affiliate has provided, or is required to provide, security to any Pension Plan pursuant to Section 401(a)(29) of the Code.

         (e) As of the last day of the most recent prior plan year, the market value of assets of each Pension Plan which is a single employer plan covered under Title IV of ERISA (a Title IV Plan) equaled or exceeded (and will, as of the Closing Date, equal or exceed) the present value of "benefit liabilities" (within the meaning of ERISA Section 4001(a)(16)) thereunder determined in accordance with both
                    (1) the Title IV Plan's actuarial valuation assumptions in effect for such prior plan year, and (2) the provisions of Title IV of ERISA on a Title IV Plan termination basis (assuming such Title IV Plan terminated on each of such dates).

         (f) Except as set forth on Schedule 5.11(f), the Company has no obligations to provide retiree health and life benefits under any Employee Benefit Plan, other than benefits mandated by Section 4980B of the Code.

         (g) Except as set forth on Schedule 5.11(g), the Company does not maintain any Employee Benefit Plans covering foreign Employees, and all such Employee Benefit Plans are in compliance with applicable local law and, are funded in accordance with applicable law.

         (h) With respect to each Employee Benefit Plan, the Company has provided or will make available to Acquiror upon request, if applicable, true and complete copies of existing: (a) plan documents and amendments thereto; (b) trust instruments and insurance contracts; (c) Forms 5500 filed with the IRS during the preceding five (5) years; (d) most recent actuarial valuation report and financial statement; (e) the most recent summary plan description; (f) forms filed with the PBGC during the preceding five (5) years; (g) post-1988 determination letters issued by the IRS; (h) any Form 5310 or Form 5330 filed with the IRS; and (i) nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests) during the preceding five (5) years.

         (i) Except as set forth on Schedule 5.11(i), the consummation of the transactions contemplated by this Agreement would not reasonably be expected to, directly or indirectly, (A) entitle, any Employee to severance pay, unemployment compensation or any other severance payment, (B) result in any payment becoming due or increase the amount of compensation due to any Employee, (C) increase the benefits payable under any Employee Benefit Plan or (D) result in the acceleration of the time of payment or the vesting of any benefits under any Employee Benefit Plan.

         5.12 TITLE TO PROPERTIES. Schedule 5.12 sets forth a complete list of all material real property owned in fee by the Company and sets forth all material real property leased by the Company as lessee as of the date hereof (such owned and leased material real property, including all Improvements, referred to collectively as the "Real Property"). Except as set forth in
Schedule 5.12, each of the Company has good and valid title to, or a valid leasehold interest in, the Real Property held by it. Except as set forth in
Schedule 5.12, the Real Property is free of Encumbrances, except for Permitted Encumbrances, and the consummation of the transactions contemplated by this Agreement will not create any Encumbrance on any of the Real Property which, individually or in the aggregate, would have a Material Adverse Effect on the Company. The Company enjoys peaceful and undisturbed possession under all leases of Real Property, except for such breaches of the right to peaceful and undisturbed possession that do not materially interfere with the ability of the Company to conduct its business.

         5.13 INSURANCE. All insurance policies identified in Schedule 5.13 and relating to the business of the Company are in full force and effect, and the Company is not in default under any of them.

         5.14 LABOR MATTERS. Except as set forth in Schedule 5.14, the Company is not the subject of any material proceeding asserting that the Company has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the management of the Company, threatened, nor has there been for the past five years, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company. Except as set forth in Schedule 5.14, the Company is not a party to or otherwise bound by any labor or collective bargaining agreements.

         5.15 INTELLECTUAL PROPERTY.

         (a) The Company owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials that are used in the business of the Company as currently conducted, except for any such failures to own, be licensed or possess that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company.

Except as disclosed in Schedule 5.15 or the Company SEC Documents or as is not reasonably likely to have a Material Adverse Effect on the Company:

                    (i) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third-party patents, trademarks, service marks, and copyrights ("Third-Party Intellectual Property Rights");

                    (ii) No claims with respect to the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor owned by the Company (the "Company Intellectual Property Rights"), any trade secret material to the Company, or Third Party Intellectual Property Rights to the extent arising out of any use, reproduction, or distribution of such Third Party Intellectual Property Rights by or through the Company, are currently pending or, to the knowledge of the management of the Company, are overtly threatened by any person;

                    (iii) the Company does not know of any valid grounds for any material bona fide claims (A) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company, infringes on any copyright, patent, trademark, service mark, or trade secret; (B) against the use by the Company of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how, or computer software programs and applications used in the business of the Company as currently conducted or as proposed to be conducted; (C) challenging the ownership, validity, or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to the Company; or (D) challenging the license or legally enforceable right to use of the Third Party Intellectual Property Rights by the Company;

                    (iv) to the knowledge of the management of the Company, all material patents, registered trademarks and service marks, and copyrights held by the Company are valid, enforceable and subsisting; and

                    (v) to the knowledge of the management of the Company, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company.

         5.16 NO RESTRICTIONS ON THE OFFER OR THE MERGER. No state takeover statute or similar statute or regulation, including without limitation Sections 302A.671 to 302A.675 of the MBCA, and no provision of the articles of incorporation, by-laws or other governing instruments (including, without limitation any shareholder control agreement contemplated by Section 302A.457 of the MBCA) of the Company (i) imposes restrictions materially adversely affecting (or materially delaying) the consummation of the Offer or the Merger or (ii) would, as a result of the Offer, the Merger, the transactions contemplated hereby or the acquisition of securities of the Company or the Surviving Corporation by Acquiror or Merger Sub, (A) restrict or impair the ability of Acquiror to vote or otherwise to exercise the rights of a stockholder with respect to securities of the Company or the Surviving Corporation that may be acquired or controlled by Acquiror or (B) entitle any person, entity or group to acquire securities of the Company or the Surviving Corporation on a basis not available to Acquiror. A committee of the Board of Directors of the Company has approved the Offer and Merger in satisfaction of Sections 302A.011, subdivision 38, paragraph (h), and 302A.673, subdivision 1, paragraph (a), of the MBCA.

         5.17 DISPOSITIONS. Except as set forth in Schedule 5.17, as of the date hereof the Company has not received any claims for indemnification, contribution, breach or otherwise that are unresolved with respect to any businesses, corporations, properties or assets (other than inventory sold in the ordinary course) sold by it.

         5.18 BROKERS AND INTERMEDIARIES. No broker, investment banker, financial advisor or other person, other than Dain Bosworth Incorporated and Sampson Associates, Inc.(whose fee arrangements have been disclosed to Acquiror in writing and will not be modified subsequent to the date of this Agreement except as to Dain Bosworth Incorporated to the extent requested by the Board of Directors of the Company as necessary or desirable to assist the Board of Directors in the exercise of its fiduciary duties to the Company's shareholders under Applicable Law in connection with an expansion of Dain Bosworth Incorporated's engagement), the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

         5.19 OPINION OF FINANCIAL ADVISOR. The Board of Directors of the Company has received the opinion of Dain Bosworth Incorporated to the effect that, as of the date of this Agreement, the cash consideration to be received in the Offer and the Merger by the holders of Company Common Stock (other than Acquiror and its affiliates) is fair to such holders from a financial point of view.

         5.20 TRANSACTIONS WITH AFFILIATES. Other than the transactions contemplated by this Agreement and except to the extent disclosed in the Company SEC Documents or as set forth in Schedule 5.20, from January 1, 1995 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between the Company, on the one hand, and the Company's affiliates or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

         5.21 BUSINESS RELATIONS. Except as set forth in Schedule 5.21, since June 30, 1996, none of the suppliers or vendors for which Company distributes any material amount of products has advised the Company that it has or intends to cease to use Company as a supplier of such products, no significant business relationships which Company has with such principal suppliers or vendors has been terminated or materially adversely affected, and Company has not been advised that any such business relationship may be terminated or materially adversely affected by any such principal supplier or vendor. Except as set forth in Schedule 5.21, since June 30, 1996, none of the customers of Company which in the Company's 1996 Fiscal Year purchased $500,000 or more of the Company's products has advised the Company that it has or intends to cease to use Company as a supplier of products or has or intends to modify any significant business relationships with the Company in a materially adverse manner, and Company has not been advised that any such business relationship may be terminated or may be materially adversely affected by any such principal customer.


                                   ARTICLE VI

            REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB
            ---------------------------------------------------------

         Acquiror and Merger Sub each hereby represents and warrants to the Company as follows:

         6.1 ORGANIZATION, STANDING AND CORPORATE POWER. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Acquiror and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualifications or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect on Acquiror. Acquiror and Merger Sub each has delivered to the Company complete and correct copies of its Articles of Incorporation and by-laws (or comparable charter documents) in each case as amended to the date of this Agreement.

         6.2 AUTHORITY; ENFORCEABILITY; NO CONFLICTS AND CONSENTS.

         (a) Each of Acquiror and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this

                    Agreement by Acquiror and Merger Sub and the consummation by Acquiror and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and, assuming this Agreement constitutes the valid and binding obligations of the Company, constitutes valid and binding obligations of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms.

         (b) The execution and delivery of this Agreement do not, and the consummation of the transaction contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or cause loss of a material benefit under, or result in the creation or maturation of any Encumbrance or purchase right upon any of the properties or assets of Acquiror or Merger Sub under, (i) the Articles of Incorporation or by-laws (or comparable charter documents) of Acquiror or Merger Sub,
                    (ii) subject to the governmental filings and other matters referred to in Section 6.2(c), any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Acquiror or Merger Sub or (iii) subject to the governmental filings and other matters referred to in
                    Section 6.2(c), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights or liens that individually or in the aggregate would not (Y) impair, in any material respect, the ability of Acquiror or Merger Sub to perform its obligations under this Agreement or (Z) prevent or significantly delay the consummation of any of the transactions contemplated by this Agreement.

         (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by Acquiror or Merger Sub in connection with the execution and delivery of this Agreement or the consummation by Acquiror of any of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by Acquiror under the HSR Act, (ii) such reports and filings under the Exchange Act and Chapter 80B of the Minnesota Statutes as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Articles of Merger with the Minnesota Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, (Y) impair, in any material respect, the ability of Acquiror or Merger Sub to perform its obligations under this Agreement or (Z) prevent or significantly delay the consummation of the transactions contemplated by this Agreement.

         6.3 BROKERS. No broker, investment banker, financial advisor or other person, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror.

         6.4 OWNERSHIP OF SHARES. As of the date of this Agreement Acquiror and its Affiliates own 320,200 shares of Company Common Stock.

         6.5 FINANCING. Either Acquiror or Merger Sub has or will have sufficient funds available to purchase all of the Company Common Stock outstanding on a fully diluted basis and to pay all related fees and expenses. Acquiror has furnished the Company with a commitment from financial institution(s) to provide such funds and will either maintain such commitment letter in force until the earlier of completion of purchase of all of the Company Common Stock or creation of the Exchange Fund or replace such commitment with a similar commitment in form and substance satisfactory to the Company.


                                   ARTICLE VII

                    COVENANTS RELATING TO CONDUCT OF BUSINESS
                    -----------------------------------------

         7.1 CONDUCT OF BUSINESS OF THE COMPANY. The Company shall carry on its business in the ordinary course and use its best efforts to preserve intact its current business organizations, keep available the services of its current officers and key employees and preserve its relationships consistent with past practice with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired in all material respects at the Effective Time. Without limiting the generality of the foregoing, prior to the Effective Time, except as otherwise provided by the terms of this Agreement, the Company shall not, without the written consent of Acquiror, which consent may not be unreasonably withheld:

                    (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or, except pursuant to the exercise of Options existing on the date hereof, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests or (C) purchase, redeem or otherwise acquire or amend any shares of capital stock or other equity interests of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares, interests or other securities;

                    (ii) issue, deliver, sell, pledge or otherwise encumber or amend any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, interests, voting securities or convertible securities (other than the issuance of Company Common Stock upon the exercise of Options outstanding on the date of this Agreement in accordance with their present terms);

                    (iii) amend its Articles of Incorporation, Bylaws or other comparable charter or organizational documents;

                    (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or substantially all of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets except (x) purchases of inventory, furnishings and equipment in the ordinary course of business consistent in nature and amount with past practice, (y) expenditures listed on Schedule 7.1 or (z) other expenditures in an amount not to exceed $2,000 in any single instance or $25,000 in the aggregate;

                    (v) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, except sales in the ordinary course of business consistent with past practice;

                    (vi) (A) other than (1) ordinary course working capital borrowings, of which not more than $3 million may be outstanding at any one time plus amounts necessary to make payments to holders of options upon cancellation as is provided for in Section 8.6 of this Agreement, (2) borrowings required to finance specific projects listed on Schedule 7.1, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (B) make any loans, advances or capital contributions to, or investments in, any other person other than advances to employees, suppliers or customers in the ordinary course of business consistent with past practice;

                    (vii) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, (A) in the ordinary course of business consistent with past practice or
                             (B) in accordance with their terms of liabilities reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company included in the Company SEC Documents filed and publicly available prior to the date of this Agreement or incurred in the ordinary course of business consistent with past practice since the date of such financial statements or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company is a party;

                    (viii)   except as required to comply with Applicable Law,
                             (A) adopt, enter into, terminate or amend any Employee Benefit Plan or other arrangement for the benefit or welfare of any director, officer or current or former employee including any collective bargaining agreements or arrangements, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases or bonuses as contractually required pursuant to agreements disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement or in Schedule 5.8), grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or, (C) pay any benefit subject to the requirements of ERISA that is not provided for under any Employee Benefit Plan, (D) except for payments or awards in cash permitted by clause (B), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Employee Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Employee Benefit Plans or agreements or awards made thereunder) (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Employee Benefit Plan other than in the ordinary course of business consistent with past practice,
                             (F) unless requested to do so by Acquiror, which the Company agrees to do following the acquisition of Company Common Stock in the Offer if so requested by Acquiror, take any action to accelerate the payment or vesting of compensation or benefits under any employee plan, agreement, contract or arrangement or Employee Benefit Plan, or (G) establish, adopt, enter into, or make any new grants or awards under or amend, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, employee stock ownership, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, including without limitation, the Employees;

                    (ix) except in the ordinary course of business, modify, amend or terminate any contract or agreement set forth in the Company SEC Documents to which the Company is a party or waive, release or assign any material rights or claims;

                    (x) conduct its business in a manner or take, or cause to be taken, any other action that would prevent or materially delay the Company or Acquiror from consummating the transactions contemplated hereby in accordance with the terms of this Agreement (regardless of whether such action would otherwise be permitted or not prohibited hereunder), including, without limitation, any action which may materially limit the ability of the Company or Acquiror to consummate the transactions contemplated hereby as a result of antitrust or other regulatory concerns; or

                    (xi) permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to Acquiror, except in the ordinary and usual course of business;

                    (xii) make or amend any federal, state, or local Tax election, agree to waive or extend any statute of limitations, or resolve or agree to resolve any audit or proceeding relating to Taxes that is referenced in section 5.10 of this Agreement; or

                    (xiii) authorize any of, or commit or agree to take any of, the foregoing actions.

         7.2 ACCESS TO INFORMATION. The Company shall afford to Acquiror and Merger Sub and to the officers, employees, accountants, counsel, financial advisors and other representatives of Acquiror and Merger Sub, reasonable access during normal business hours (during the period prior to the Effective Time) to all its properties, books, environmental reports, contracts, commitments, personnel, consultants, customers, suppliers, accountants, attorneys, and records (including the work papers of the Company's independent accountants) and, during such period, the Company shall furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request provided, however, that (i) no contact shall be made with any customers and suppliers of the Company other than through a representative of the Company and (ii) the Company shall be permitted to have a representative of the Company participate in any meetings or discussions with any of the Company's customers and suppliers. Except as required by Applicable Law, Acquiror and Merger Sub will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, the provisions of the letter, dated April 15, 1997, between the Company and Acquiror (the "Confidentiality Agreement").


                                  ARTICLE VIII

                              ADDITIONAL AGREEMENTS
                              ---------------------

         8.1 PREPARATION OF PROXY STATEMENT; SHAREHOLDERS' MEETING.

         (a) If required following termination of the Offer, the Company shall prepare and file with the SEC the Proxy Statement. The Company shall use reasonable efforts to have the Proxy Statement cleared by the SEC, as promptly as practicable thereafter. The Proxy Statement shall not be filed, and no amendment or supplement thereto will be made by the Company, without consultation with Acquiror and its counsel.

         (b) Each of the Company, Acquiror and Merger Sub covenants that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company, or at the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, (i) no representation or covenant is made by the Company with respect to statements made therein based on information supplied in writing by Acquiror or Merger Sub specifically for inclusion. If at any time prior to the Effective Time there shall occur (i) any event with respect to the Company, or with respect to other information supplied by the Company for inclusion in the Proxy Statement or (ii) any event with respect to Acquiror or Merger Sub, or with respect to information supplied by Acquiror or Merger Sub for inclusion in the Proxy Statement, in either case which event is required to be described in an amendment of, or a supplement to, the Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of the Company.

         (c) The Company shall promptly notify Acquiror and Merger Sub of the receipt of any comments from the SEC or its staff or any other appropriate government official and of any requests by the SEC or its staff or any other appropriate government official for amendments or supplements to any of the filings with the SEC in connection with the Merger and other transactions contemplated hereby or for additional information and shall supply Acquiror and Merger Sub with copies of all correspondence between the Company or any of its representatives, and the SEC or its staff or any other appropriate government official, with respect thereto. The Company shall use reasonable efforts to respond to any comments of the SEC with respect to the Proxy Statement, shall provide promptly to Acquiror and Merger Sub any information such party may obtain that could necessitate amending any such document and shall consult with counsel to Acquiror with respect to such comments.

         (d) If required following the termination of the Offer, the Company shall take all action necessary in accordance with Applicable Law and its Articles of Incorporation and Bylaws to convene and hold a meeting of its shareholders (the "Company Shareholders' Meeting") as promptly as practicable for the purpose of obtaining the Company Shareholder Approval. The Company shall, through its Board of Directors, recommend to its shareholders the adoption of this Agreement and the transactions contemplated hereby and shall use reasonable efforts to solicit from its shareholders proxies in favor of adoption of this Agreement and to take all other lawful action necessary to secure the Company Shareholder Approval. Notwithstanding the foregoing, the Company's obligation to convene and hold the Company Shareholders' Meeting and to recommend the adoption of this Agreement and to solicit proxies from its shareholders shall be subject to any action (including any withdrawal or change of its recommendation) taken by, or upon authority of, the Board of Directors of the Company which the Board of Directors determines, based on the advice of outside legal counsel to the Company, is required in the exercise of its fiduciary duties to the Company's shareholders under Applicable Law.

         (e) If at any time after the satisfaction or waiver of the conditions set forth in Article IX, Acquiror and Merger Sub own ninety percent (90%) or more of the Company Common Stock then outstanding, then the previous provisions of this
                    Section 8.1 shall not apply and, as soon as practicable after the satisfaction or waiver of the conditions set forth in Article IX, the parties hereto will cause the Merger to be consummated by filing the Articles of Merger with the Secretary of State of the State of Minnesota in accordance with Sections 302A.621 and 302A.641 of the MBCA, and make all other filings or recordings required by the MBCA in connection with the Merger, including, without limitation, the notice to shareholders required by Subdivision 2 of
                    Section 302A.621 of the MBCA. Such Merger in accordance with Sections 302A.621 and 302A.641 of the MBCA is referred to herein as the "Short Form Merger."

         8.2        EFFORTS; NOTIFICATION.

         (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority (including in respect of any Applicable Law), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

         (b) The Company shall give prompt notice to Acquiror and Merger Sub, and Acquiror and Merger Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect (including in the case of representations or warranties by the Company or Acquiror and Merger Sub, as applicable, such party's receiving knowledge of any fact, event or circumstance which may cause any representation qualified as to the knowledge of such party to be or become untrue or inaccurate in any material respect) or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         8.3 SUPPLEMENTAL DISCLOSURE. The Company shall confer on a regular basis with Acquiror or Merger Sub, report on operational matters and promptly notify Acquiror or Merger Sub of, and furnish Acquiror or Merger Sub with, any information it may reasonably request with respect to, any event or condition or the existence of any fact that would cause any of the conditions to Acquiror's or Merger Sub's obligation to consummate the Offer or the Merger not to be completed, and Acquiror and Merger Sub shall promptly notify the Company of, and furnish the Company any information it may reasonably request with respect to, any event or condition or the existence of any fact that would cause any of the conditions to the Company's obligation to consummate the Merger not to be completed.

         8.4 ANNOUNCEMENTS. Prior to the Closing, the Company will not issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of Acquiror (which consent shall not be unreasonably withheld), except as may be required by Applicable Law or applicable stock exchange regulations, in which event Company shall, if possible, allow Acquiror reasonable time to comment on such release or announcement in advance of such issuance. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

         8.5 NO SOLICITATION.

         (a) From and after the date hereof until the Effective Time, the Company shall not, nor shall it authorize any of its officers, directors, employees, agents, investment bankers, attorneys, financial advisors or other representatives (collectively, "Company Representatives") to (i) solicit, initiate or knowingly encourage the submission of, any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal; provided, however, that, notwithstanding anything to the contrary in this Agreement, (i) the Company may participate in discussions or negotiations with, and may furnish information concerning the Company and its business, properties and assets to, a third party who, without any solicitation by the Company or any Company Representatives after the date of this Agreement, seeks to engage in such discussions or negotiations or requests such information, if
                    (1) the Board of Directors of the Company determines, based on the advice of the Company's outside legal counsel, that failing to engage in such discussion or negotiations or provide such information would violate the fiduciary duties of the Board of Directors of the Company to its shareholders, (2) prior to engaging in discussions or negotiations with, or furnishing information to, such Third Party, the Company shall receive from such Third Party an executed confidentiality agreement in reasonably customary form on terms not more favorable to such Person or entity than the terms contained in the Confidentiality Agreement, and (3) the Acquisition Proposal would result in the holders of Company Common Stock being entitled to receive consideration which, in the aggregate, would be greater than $6.00 per share (collectively, a "Permitted Acquisition Proposal"), and (ii) the Board of Directors of the Company may take and disclose to the Company's shareholders a position with regard to a tender offer or exchange offer contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act and may make such disclosure to the shareholders of the Company as may be required under Applicable Law; provided, that the Board of Directors of the Company shall not recommend that the shareholders of the Company tender their shares of Company Common Stock unless such recommendation is permitted by Section 8.5(d).

         (b) The Company shall immediately notify Acquiror and Merger Sub of any Acquisition Proposal, including the identity of the Third Party making any such Acquisition Proposal and the material terms and conditions of any Acquisition Proposal.

         (c) As used in this Agreement, "Acquisition Proposal" shall mean any proposal or offer from any person relating to (i) any direct or indirect acquisition or purchase of more than 10% of either the capital stock of the Company or the assets of the Company, (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of the capital stock of the Company or (iii) any merger, consolidation or business combination, involving the Company other than the transactions contemplated by this Agreement.

         (d) Notwithstanding anything to the contrary in this Agreement, the Board of Directors of the Company shall be permitted from time to time to take the following actions in the circumstances described below: (i) to withdraw or modify its approval or recommendation of this Agreement, the Offer or the Merger in a manner adverse to Acquiror and Merger Sub; or (ii) to approve or recommend or enter into an agreement with respect to a Permitted Acquisition Proposal; if, in each such case, (A) a Permitted Acquisition Proposal is publicly proposed, publicly disclosed or communicated to the Company and (B) the Board of Directors of the Company determines, based on the advice of the Company's outside legal counsel, that such action is required in order to comply with its fiduciary duties to the shareholders of the Company. No action by the Board of Directors of the Company permitted by the preceding sentence (each, a "Permitted Action") shall constitute a breach of this Agreement by the Company.

         8.6 STOCK OPTIONS. Prior to the Effective Time, the Company shall take such actions as may be necessary such that at the Effective Time, each then outstanding option to purchase shares of Company Common Stock whether or not then vested or exercisable in accordance with its terms (collectively, the "Options"), shall be canceled and entitle the holder thereof, upon surrender to the Company, to receive an amount of cash equal to the product of (x) the amount by which the Merger Consideration exceeds the exercise price per share of Company Common Stock subject to such Option (whether vested or unvested) and (y) the number of shares of Company Common Stock issuable pursuant to the unexercised portion of such Option (whether vested or unvested), less any required withholding of taxes (such amount being hereinafter referred to as, the "Option Consideration"). The surrender of an Option to the Company in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Option. The Company's 1993 Stock Option Plan and all other Options to acquire Company Common Stock shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be canceled as of the Effective Time, and the Company shall take all permitted action necessary, including receiving applicable consents from optionees, to ensure that following the Effective Time no participant in any Company's 1993 Stock Option Plan or other plans, programs or arrangements shall have any right thereunder to acquire equity securities of the Company or the Surviving Corporation and to terminate all such plans. Acquiror agrees to advance funds to the Company to the extent such funds are required by the Company in order to carry out its obligations under the terms of this Section 8.6.

         8.7 TRANSFER TAXES. The Company, Acquiror and Merger Sub shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement ("Transfer Taxes"). The Company shall pay or cause to be paid any such Transfer Taxes.

         8.8 DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE. The Articles of Incorporation and By-Laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article V of the Articles of Incorporation of the Company and in the Company's By-Laws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers or employees of the Company, unless such modification is required by law. The Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer and employee of the Company or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director or employee whether occurring before or after the Effective Time for a period of six years after the Effective Time In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (i) the Company or the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly after statements therefor are received, and (ii) the Company and the Surviving Corporation will cooperate in the defense of any such matter, provided further, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided further, that neither the Company nor the Surviving Corporation shall be obligated pursuant to this Section 8.8 to pay for the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that two or more of such Indemnified Parties have conflicting interests in the outcome of such action; and provided further that, in the event that any proceeding or proceedings for indemnification are asserted or made within such six-year period, all right to indemnification in respect of any such proceeding or proceedings shall continue until the disposition of any and all such proceedings. In the event that the Surviving Corporation lacks sufficient funds to indemnify any Indemnified Party in full as contemplated by this Section 8.8, Acquiror shall be responsible for the payment of, and shall pay, any such deficiency. Acquiror shall use its best efforts to cause to be maintained in effect for three years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company (provided that Acquiror may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less advantageous) with respect to matters occurring prior to the Effective Time to the extent available; provided that in no event shall Acquiror or the Company be required to expend more than an amount per year equal to 175% of current annual premiums paid by the Company (the "Premium Amount") to maintain or procure insurance coverage pursuant hereto; and further provided that if Acquiror or the Company are not able to obtain the insurance called for by this Section, Acquiror or the Company will obtain as much comparable insurance as is available for the Premium Amount per year. In the event the Surviving Corporation or Acquiror or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or Acquiror shall assume the obligations set forth in this Section 8.8.


                                   ARTICLE IX

                              CONDITIONS PRECEDENT
                              --------------------

         9.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

         (a) Shareholder Approval. The Company shall have obtained the Company Shareholder Approval or Merger Sub shall have acquired sufficient shares of Company Common Stock in the Offer to effect a Short Form Merger.

         (b) HSR Act. The applicable waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been earlier terminated.

         (c) No Injunctions or Restraints. Subject to fulfillment by each party of its obligations under Section 8.2(a) of this Agreement no statute, rule, regulation, decree, preliminary or permanent injunction, temporary restraining order or other order of any nature of any court or Governmental Authority shall be in effect that restrains, prevents or materially changes the transactions contemplated hereby; provided, however, that in the case of a decree, injunction or other order, the party invoking this condition shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order.

         (d) Merger Sub (or another Subsidiary of Acquiror) shall have acquired shares of Company Common Stock pursuant to the Offer.

         9.2 CONDITIONS OF OBLIGATIONS OF ACQUIROR. The obligations of Acquiror and Merger Sub to effect the Merger are further subject to the satisfaction of each of the following conditions, any or all of which may be waived on or prior to the Closing Date in whole or in part by Acquiror and Merger Sub:

         (a) Agreements. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date and shall have complied or be in compliance in all material respects with any agreement or covenant of the Company to be performed by it under this Agreement at or prior to the Closing Date.

         (b) Consents. All necessary approvals or authorizations of any Governmental Authority in connection with the Merger shall have been obtained except where the failure to have obtained or made any such approval or authorization would not have a Material Adverse Effect on the Company.

         (c) Litigation. Subject to fulfillment by each party of its obligations under Section 8.2(a) there shall not have been entered any order by any Governmental Authority in any suit, action or proceeding, which (i) requires the payment of damages by Acquiror, Merger Sub or the Company in connection with the Offer or the Merger which damages are material to the value of the Company, (ii) prohibits or limits the ownership or operation by Acquiror and its Subsidiaries of, or compels Acquiror or any of its Subsidiaries to dispose of or hold separate, any business or assets which are material to Acquiror and its Subsidiaries taken as a whole, in each case as a result of the Offer or the Merger or any of the other transactions contemplated by this Agreement, or (iii) imposes limitations on the ability of Acquiror to acquire or hold, or exercise full rights of ownership of, shares of capital stock of the Company, which limitations would have a Material Adverse Effect with respect to the value of the Company to the Acquiror.

         (d) Representations and Warranties. There shall not have been a breach of any representation or warranty on the part of the Company having a Material Adverse Effect on the Company or the Company's value to Acquiror or materially adversely affecting (or materially delaying) the consummation of the Offer or the Merger.

                                    ARTICLE X

                                   TERMINATION
                                   -----------

         10.1 TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval hereof;

         (a) By the mutual consent of the Board of Directors of Acquiror and the Board of Directors of the Company.

         (b) By either of the Board of Directors of the Company or the Board of Directors of Acquiror:

                    (i) if Acquiror or Merger Sub has not purchased shares of Company Common Stock in accordance with the terms of the Offer on or prior to September 23, 1997; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of, or resulted in, the failure to satisfy the conditions to the Offer; or

                    (ii) if any Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

         (c) By the Board of Directors of the Company:

                    (i) if, prior to the purchase of shares of Company Common Stock pursuant to the Offer, the Board of Directors of the Company shall have taken a Permitted Action; provided that the fee provided for in Section 10.3 must be paid at or prior to such termination;

                    (ii) if prior to the purchase of shares of Company Common Stock pursuant to the Offer, Acquiror or Merger Sub (y) breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or (z) breaches its representations and warranties in any material respect; provided, however, that if any such breach is cured prior to termination, the

                             Company may not terminate this Agreement pursuant to this Section 10.1(c)(ii);

                    (iii) if Acquiror or Merger Sub shall have terminated the Offer, or the Offer shall have expired, without Merger Sub purchasing any shares of Company Common Stock pursuant thereto; provided that the Company may not terminate this Agreement pursuant to this
                             Section 10.1(c)(iii) if the Company is in material breach of this Agreement;

                    (iv) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex A hereto, Acquiror or Merger Sub shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate this Agreement pursuant to this Section 10.1(c)(iv) if the Company is in material breach of this Agreement; or

                    (v) The commitment from financial institution(s) to provide funds for acquisition of the Company Common Stock described in section 6.6 shall cease to be in force or replaced by a similar commitment in form and substance satisfactory to the Company.

         (d) By the Board of Directors of Acquiror:

                    (i) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex A hereto, Acquiror or Merger Sub shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided that Acquiror may not terminate this Agreement pursuant to this Section 10.1(d)(i) if Acquiror or Merger Sub is in material breach of this Agreement;

                    (ii) if (A) prior to the purchase of shares of Company Common Stock pursuant to the Offer, the Board of Directors of the Company takes a Permitted Action, or (B) prior to the purchase of shares of Company Common Stock pursuant to the Offer, it shall have been publicly disclosed or Acquiror or Merger Sub shall have learned that any person, entity or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act) (an "Acquiring Person"), shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 20% of any class or series of capital stock of the Company (including shares of Company Common Stock), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 20% of any class or series of capital stock of the Company (including shares of Company Common Stock); or (C) prior to the purchase of shares of Company Common Stock pursuant to the Offer, it shall have been publicly disclosed or Acquiror or Merger Sub shall have learned that any Acquiring Person, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 10% of any class or series of capital stock of the Company (including shares of Company Common Stock), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 10% of any class or series of capital stock of the Company (including shares of Company Common Stock) and such Acquiring Person shall have manifested an intent to acquire any additional shares of Company Common Stock for any reason other than passive investment;

                    (iii) if Acquiror or Merger Sub, as the case may be, shall have terminated the Offer following the occurrence of any of the events described in Annex A, or the Offer shall have expired without Acquiror or Merger Sub, as the case may be, purchasing any shares of Company Common Stock thereunder, provided that Acquiror or Merger Sub may not terminate this Agreement pursuant to this Section 10.1(d)(iii) if Acquiror or Merger Sub is in material breach of this Agreement;

                    (iv) if the Company breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein; or

                    (v) if, within ten days of the date hereof, Acquiror notifies Company that its due diligence has revealed information not previously disclosed to or known to Acquiror which materially and adversely affects the value of the Company Common Stock to Acquiror. Any notice of termination of the Agreement pursuant to this clause shall be accompanied by a notice from Acquiror of the nature of the information so revealed and the basis for Acquiror's assertion that such information has such a material adverse effect.

         10.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 10.1, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Acquiror, Merger Sub or the Company except (A) for fraud or for material breach of this Agreement and (B) as set forth in Sections 7.2, 10.3 and 11.2 hereof. Notwithstanding the foregoing, the liability of the Company or Acquiror and Merger Sub together under the terms of this Section 10.2 shall be limited to a maximum of One Million Dollars ($1,000,000.00); provided, that these limitations shall not apply to the breach attributable to willful misconduct or gross negligence of the breaching party and shall not affect the Company's obligation to pay the termination fee pursuant to Section 10.3. Any payment made by the Company pursuant to Section
10.3 will preclude any liability for payments under this Section 10.2.

         10.3 TERMINATION FEE. If (y) the Board of Directors of the Company shall terminate this Agreement pursuant to Section 10.1(c)(i) hereof or (z) the Board of Directors of Acquiror shall terminate this Agreement pursuant to
Section 10.1(d)(ii)(A) hereof, the Company shall pay to Acquiror (not later than the date of termination of this Agreement) an amount equal to $1.5 million. The Company acknowledges that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Acquiror and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 10.3, and, in order to obtain such payment, Acquiror or Merger Sub commences a suit which results in a judgment against the Company for the amount set forth in this Section, the Company shall pay to Acquiror or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the annual rate of interest charged to Acquiror under its credit facility.


                                   ARTICLE XI

                               GENERAL PROVISIONS
                               ------------------

         11.1 EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article X, except that the agreements set forth in Articles III and IV shall survive the Effective Time and those set forth in Sections 10.2, 10.3 and Article 11 hereof shall survive termination.

         11.2 EXPENSES. Each of the parties hereto shall pay the fees and expenses of its respective counsel, accountants and other experts and shall pay all other costs and expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.

         11.3 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota without reference to choice of law principles, including all matters of construction, validity and performance.

         11.4 NOTICES. Notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given if signed by the respective persons giving them (in the case of any corporation the signature shall be by an officer thereof) and delivered by hand, deposited in the United States mail (registered or certified, return receipt requested), properly addressed and postage prepaid, or delivered by telecopy:

         If to the Company, to:

         Arden Industrial Products
         560 Oak Grove Parkway
         Vadnais Heights Minnesota 55127
         Attention: Michael Lindseth
         Fax: (612) 483-2734

         with copies to:

         Doherty Rumble & Butler
         Professional Association
         Suite 3500, Fifth Street Towers
         150 South Fifth Street
         Minneapolis, Minnesota 55402
         Attention: C. Robert Beattie, Esq.
         Fax: (612) 340-5584

         and

         Fredrikson & Byron
         1100 International Centre
         900 Second Avenue South
         Minneapolis, Minnesota 55402
         Attention: Thomas R. King, Esq.
         Fax: (612) 347-7077

         If to Acquiror, to:

         Park-Ohio Industries, Inc.
         23000 Euclid Avenue
         Cleveland, Ohio 44117

         Attention:  Mr. Edward F. Crawford
         Fax: (216) 692-6877

         with copies to:

         Park-Ohio Industries, Inc.
         23000 Euclid Avenue
         Cleveland, Ohio 44117
         Attention:  Mr. Ronald J. Cozean
         Fax: (216) 692-6877

                  and

         Squire, Sanders & Dempsey L.L.P.
         127 Public Square
         4900 Key Tower
         Cleveland, Ohio 44114-1304
         Attention: Mary Ann Jorgenson, Esq.
         Fax: (216) 479-8776

Such names and addresses may be changed by notice given in accordance with this
Section 11.4.

         11.5 ENTIRE AGREEMENT. This Agreement (including the Company Disclosure Schedule, and the Exhibits attached hereto, all of which are a part hereof) and the Confidentiality Agreement contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein, supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto with respect to the transactions contemplated by this Agreement other than those set forth herein or made hereunder.

         11.6 DISCLOSURE SCHEDULE. The disclosure schedules, including the General Disclosure Schedule, dated the date hereof, delivered by the Company to Acquiror (the "Company Disclosure Schedule") are incorporated into this Agreement by reference and made a part hereof.

         11.7 HEADINGS; REFERENCES. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles," "Sections" or "Exhibits" shall be deemed to be references to Articles or Sections hereof or Exhibits hereto unless otherwise indicated.

         11.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts and each counterpart shall be deemed to be an original, but all of which shall constitute one and the same original.

         11.9 PARTIES IN INTEREST; ASSIGNMENT. Neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence this Agreement shall inure to the benefit of and be binding upon the Company, Acquiror and Merger Sub and shall inure to the sole benefit of the Company, Acquiror and Merger Sub and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement.

         11.10 SEVERABILITY; ENFORCEMENT. Except to the extent that the application of this Section 11.10 would have any adverse effect with respect to Acquiror or the Company, the invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

         11.11 ACQUIROR GUARANTEE. Acquiror hereby irrevocably and unconditionally guarantees to the Company the prompt and complete performance by Merger Sub of each and every obligation Merger Sub may have under this Agreement. At the Company's discretion, Acquiror may be joined in any action, suit or proceeding brought by the Company against Merger Sub in connection with this Agreement and Acquiror shall conclusively be bound by the judgment in any action, suit or proceeding brought by the Company against Merger Sub as if Acquiror were a party thereto.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                                    Acquiror:

                                    PARK-OHIO INDUSTRIES, INC.

                                    By:
                                       --------------------------------
                                        Name:
                                        Title:


                                    Merger Sub:

                                    P O ACQUISITION CORPORATION

                                    By:
                                       --------------------------------
                                        Name:
                                        Title:


                                    Company:

                                    ARDEN INDUSTRIAL PRODUCTS, INC.

                                    By:
                                       --------------------------------
                                        Name:
                                        Title:

                                     ANNEX A

         CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer and provided that Merger Sub shall not be obligated to accept for payment any shares of Company Common Stock until expiration of all applicable waiting periods under the HSR Act, Merger Sub shall not be required to accept for payment or pay for, or may delay the acceptance for payment of or payment for, any tendered shares of Company Common Stock, or may, in its sole discretion, terminate or amend the Offer as to any shares of Company Common Stock not then paid for if 3,910,263 shares of Company Common Stock shall not have been properly and validly tendered pursuant to the Offer and not withdrawn prior to the expiration of the Offer, or, if on or after June 23, 1997, (or as to clause (j) below at anytime) and at or before the time of payment for any of such shares of Company Common Stock (whether or not any shares of Company Common Stock have theretofore been accepted for payment), any of the following events shall occur:

         (a) there shall have occurred (i) any general suspension of trading in securities on the NYSE or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental or regulatory authority, agency, commission or other entity, domestic or foreign ("Governmental Entity"), on, or any other event which might affect, the extension of credit by banks or other lending institutions, or (v) or in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

         (b) the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under the Merger Agreement or there shall have been a breach of any representation or warranty on the part of the Company having a Material Adverse Effect on the Company or the Company's value to Acquiror or materially adversely affecting (or materially delaying) the consummation of the Offer or the Merger;

         (c) there shall be instituted or pending any action, litigation, proceeding, investigation or other application (hereinafter, an "Action"), (including a worsening of any existing Action) before any United States court or other Governmental Entity by any United States Governmental Entity: (i) challenging the acquisition by Acquiror or Merger Sub of shares of Company Common Stock, seeking to restrain or prohibit the consummation of the transactions contemplated by the Offer or the Merger, or seeking to obtain any damages which damages are material to the Company; (ii) seeking to prohibit, or impose any material limitations on, Acquiror's or Merger Sub's ownership or operation of all the Company's business or assets or to compel Acquiror or Merger Sub to dispose of or hold separate all or any portion of the Company's business or assets as a result of the transactions contemplated by the Offer of the Merger which limitations would have a material adverse effect with respect to the value of the Company to Acquiror;
                    (iii) seeking to make the acceptance for payment, purchase of, or payment for, some or all of the shares of Company Common Stock illegal or render Merger Sub unable to, or result in a material delay in, or materially restrict, the ability of Merger Sub to accept for payment, purchase or pay for some or all of the shares of Company Common Stock; (iv) seeking to impose material limitations on the ability of Acquiror or Merger Sub effectively to acquire or hold or to exercise full rights of ownership of the shares of Company Common Stock including, without limitation, the right to vote the shares of Company Common Stock purchased by them on an equal basis with all other shares of Company Common Stock on all matters properly presented to the shareholders; or
                    (v) that in any event is reasonably likely to have a Material Adverse Effect on the Company or the value of the shares of Company Common Stock to Acquiror or Merger Sub as a result of consummation of the transactions contemplated by the Offer and the Merger;

         (d) any statute, rule, regulation, order or injunction shall be enacted, promulgated, entered, enforced or deemed or become applicable to the Offer or the Merger, or any other action shall have been taken, proposed or threatened, by any United States court or other Governmental Authority other than the application to the Offer or the Merger of waiting periods under the HSR Act, that, directly or indirectly, can reasonably be expected to result in any of the effects of, or have any of the consequences sought to be obtained or achieved in, any Action referred to in clauses (i) through
                    (v) of paragraph (c) above;

         (e) a tender or exchange offer for some portion or all of the shares of Company Common Stock shall have been commenced or publicly proposed to be made by another person (including the Company), or it shall have been publicly disclosed that
                    (i) any person (including the Company), entity or "group" (as defined in Section 13(d) of the Exchange Act and the rules promulgated thereunder), shall have become the beneficial owner (as defined in Section 13(d) of the Exchange Act and the rules promulgated thereunder) of more than 20% of the shares of Company Common Stock; (ii) any person (including the Company), entity or "group" (as defined in Section 13(d) of the Exchange Act and the rules promulgated thereunder), shall have become the beneficial owner (as defined in Section 13(d) of the Exchange Act and the rules promulgated thereunder) of more than 10% of the shares of Company Common Stock for any reason other than passive investment or (iii) any Person, entity or group shall have entered into a definitive agreement or an agreement in principle with respect to an acquisition proposal with or involving the Company;

         (f) any change shall have occurred in the financial condition, properties, businesses or results of operations of the Company that is or is reasonably likely to have a Material Adverse Effect on the Company;

         (g) the Board of Directors of the Company (or a special committee thereof) shall have amended, modified or withdrawn its recommendation of the Offer or the Merger, or shall have failed to publicly reconfirm such recommendation upon request by Acquiror or Merger Sub, or shall have endorsed, approved or recommended any other Acquisition Proposal, or shall have resolved to do any of the foregoing;

         (h) the Merger Agreement shall have been terminated by the Company or Acquiror or Merger Sub in accordance with its terms or Acquiror or Merger Sub shall have reached an agreement or understanding in writing with the Company providing for termination or amendment of the Offer or delay in payment for the shares of Company Common Stock;

         (i) any Action is instituted or pending by a non-governmental Person (or there shall be a worsening of an existing Action) which, in the reasonable judgment of Acquiror, has a reasonable likelihood of success, and if successful on the merits, is more likely than not to have a Material Adverse Effect on the Company or the value of the shares of Company Common Stock to Acquiror as a result of the consummation of the transactions contemplated by the Offer and the Merger; or

         (j) if there has been any (y) Release of Hazardous Substances in, on, under or affecting any properties currently or formerly owned, operated or leased by the Company in violation of, or as would reasonably be anticipated to result in liability under, applicable Environmental Laws or
                    (z) disposal of Hazardous Substances or any other substance in a manner that has led to, or could reasonably be anticipated to lead to, a Release in violation of applicable Environmental Laws except, in either case, as disclosed on
                    Schedule 5.6 of the Company Disclosure Schedule and except in either case for those which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company, which, in the sole judgment of Acquiror and Merger Sub, in any such case, and regardless of the circumstances (including any action or inaction by Acquiror or Merger Sub giving rise to any such conditions, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for shares of Company Common Stock.

         The foregoing conditions are for the sole benefit of Acquiror and Merger Sub and may be asserted by Acquiror or Merger Sub regardless of the circumstances (including any action or inaction by Acquiror or Merger Sub) giving rise to such condition or may be waived by Acquiror or Merger Sub, by express and specific action to that effect, in whole or in part at any time and from time to time in its sole discretion.